Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 8-K of our report dated March 15, 2006, except as to Footnote 13 as to which the date is August 28, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated September 1, 2006.

/s/ PricewaterhouseCoopers LLP

Spartanburg, South Carolina
August 31, 2006